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                                                                    Exhibit 99.6
                                                                    ------------

                       SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

                                 NEW YORK OFFICE
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174
                            TELEPHONE (212) 973-0111
                            FACSIMILE (212) 891-9598
                                 WWW.SWIDLAW.COM



                                                           WASHINGTON, DC OFFICE
                                                          THE WASHINGTON HARBOUR
MARTIN NUSSBAUM                                     3000 K STREET, NW, SUITE 300
TELEPHONE: (212) 891-9276                              WASHINGTON, DC 20007-5116
FACSIMILE: (212) 891-9255                              TELEPHONE: (202) 424-7500
MNUSSBAUM@SWIDLAW.COM                                 FACSIMILE: (202) 424-7647

                                                     September 8, 2003



BY FACSIMILE AND E-MAIL
-----------------------

Sarah Hewitt
Brown Raysman Millstein Felder & Steiner
900 Third Avenue
New York, New York 10022

                 Re:   Hanover Direct, Inc. ("Hanover")
                       --------------------------------

Dear Sarah:

         Thank you for your very prompt reply to my letter to you erroneously dated September 2, 2003. On behalf of our client, Chelsey Direct, LLC ("Chelsey"), I am responding to your letter, dated September 4, 2003.

         A review of the materials produced to date has indicated that your reply is but the latest in a fulsome stream of correspondence that you and your client have been conducting, first with Richemont Finance S.A. ("Richemont") and its counsel and now with our client and us. The accuracy of the positions that you express has not increased with time or repetition; and we generally concur with the dismissal of those positions by our predecessors. It is interesting to note, however, that the contentious attitude of Hanover's management preceded Chelsey's purchase of Richemont's position, and the alleged violation by Richemont of purported obligations to Hanover.

         While you maintain that my comments about the nature of the meeting between representatives of Chelsey and Hanover were "disingenuous," you have not indicated any inaccuracy in those comments. The recapitalization proposal presented by Chelsey is a response and "specific counteroffer." It represents a repurchase of the Series B Preferred Shares owned by Chelsey for a package of newly issued preferred and common shares. Hanover's management may be obsessed with the notion that the Common Shareholders would do better with a cash repurchase; but this would only be true if Chelsey were prepared to accept something approximating the unacceptable price proposed by Hanover's management.
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         You have asked in numerous ways how Chelsey can be so sure that its recapitalization proposal will be beneficial to the Common Stockholders, since Chelsey has not had access to inside information and has not developed its own strategic plan for the Company. This question has been answered by Chelsey on numerous occasions. The Series B Preferred Shares owned by Chelsey today have a liquidation preference of approximately $110,000,000. Chelsey has offered to cut this obligation in half (with one half to be embodied in a security with more benign terms to Hanover) and to accept Common Shares in exchange for the liquidation preference that was foregone at a rate equal to 300% of the then price of the Common Stock.

         As Chelsey has noted on numerous occasions, Hanover's value would have to grow at an extraordinary rate in order for the existing Common Shares to achieve a value equal to or greater than the value than those shares would achieve by virtue of the recapitalization proposal. Accordingly, Hanover's Common Stockholders will benefit from the recapitalization proposal under any realistic scenario, whether the current plans of management are implemented or changed in the future by the Board of Directors. The absence of a specific, pre-formulated strategy by Chelsey is not necessary for Chelsey to reach its conclusion with respect to the attractiveness of the recapitalization proposal.

         To achieve a greater benefit for its current Common Shareholders, Hanover would have to achieve an extraordinary rate of growth while satisfying its obligations to the Series B Preferred shareholder. A regular theme of Hanover's correspondence and public disclosure has been to distort those obligations. Contrary to the statements made by Hanover and its representatives, Hanover cannot merely allow the Series B Preferred Shares to accrete through August 2005 and then allow it to remain in place. To the extent that the fair market value of Hanover's assets exceeds its liabilities and nominal stated capital it is required to redeem preferred shares. If it cannot redeem all of the Series B Preferred shares, it must redeem as many shares as it can and continue to do so until all of the Series B Shares are redeemed. I would be interested to review any authority on which you rely to the effect that Hanover would not have to "put at risk potential value for all shareholders in order to redeem the Preferred Stock."

         The intentional obtuseness on which Hanover's management must rely to attempt to justify its positions is further evidenced by your assertion on their behalf that Chelsey never proposed a three party transaction. To review, Chelsey (one party) suggested to Hanover that Chelsey would purchase from Richemont (a second party) its Hanover securities and exchange those securities with Hanover (the third party) for a new package of securities. What is disturbing is the false assertion that Hanover was unable to pursue this option because of a confidentiality obligation to Richemont. In fact, Richemont encouraged Hanover to pursue such a transaction. Similarly, Hanover has not been able to square the proposition that Richemont was in possession of inside information making it unlawful for it to engage in a transaction in Hanover securities with a sophisticated party in a private transaction at the same time that Hanover's CEO, in possession of the same information, was acquiring Hanover stock.

         We will not bother to debate with you further the correctness of Hanover's public filings, the results of its operations, whether it is relevant whether it matters that it is merely "unlikely" that it will be able to redeem the Series B Preferred shares as scheduled, or the appropriateness of broad confidentiality agreements when no confidential information has been requested. While Chelsey believes that the Escrow and Side Letter to which you refer are not material since they

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merely provide support for indemnification obligations, which were set forth in the exhibit to Chelsey's prior 13D. Chelsey will nonetheless file these agreements as exhibits to its next Schedule 13D amendment, to eliminate this red herring.

         Finally, I note that you caution Chelsey against contacting "the Company's law firms" in addition to the Transaction Committee's financial advisor and Board members, among others. It is not clear to me that I am not running afoul of your admonitions by even responding to your letter. Your and management's attempts to control who can talk to whom, are rife with actual and apparent improprieties, as those attempts interfere with the supposed independent functioning of the Transactions Committee. It is difficult to reconcile this attempt to stifle dialogue with a good faith effort to act in the best interests of the Company's shareholders, which you and your clients are obliged to do. Again, as noted in the past by Richemont and its counsel, Chelsey, as an outside shareholder is not subject to those duties.

                                                Very truly yours,

                                                /s/ Martin Nussbaum

                                                Martin Nussbaum

cc:  William B. Wachtel